                                                                    EXHIBIT 12.1

GLENBOROUGH REALTY TRUST INCORPORATED
Computation of Ratio of Earnings to Fixed Charges
   and Ratio of Earnings to Fixed Charges and Preferred Dividends
For the five years ended December 31, 2002 and the three and six months ended March 31, and June 30, 2003 (in thousands)

                                                                                   Year Ended December 31,
                                                       -------------------------------------------------------------------------
                                                          1998           1999           2000              2001           2002
                                                       ----------     ----------     ----------        ----------     ----------
EARNINGS, AS DEFINED

Net Income before Preferred Dividends (1)              $   44,602     $   50,286     $   36,236        $   43,875     $   22,490
Net Gain on Sales of Real Estate Assets                    (4,796)        (9,013)       (20,482)             (884)        (6,704)
Minority Interest                                           2,550          3,647          3,307             2,745            291
Interest Expense (2)                                       53,289         64,782         63,280            37,802         38,746
                                                       ----------     ----------     ----------        ----------     ----------

                                                       $   95,645     $  109,702     $   82,341        $   83,538     $   54,823
                                                       ----------     ----------     ----------        ----------     ----------

FIXED CHARGES AND PREFERRED DIVIDENDS,
   AS DEFINED

Interest Expense (2)                                   $   53,289     $   64,782     $   63,280        $   37,802     $   38,746
Capitalized Interest                                        1,108          2,675          3,777             4,573          3,939
                                                       ----------     ----------     ----------        ----------     ----------
    Fixed Charges                                          54,397         67,457         67,057            42,375         42,685
Preferred Dividends                                        20,620         22,280         20,713            19,564         19,564
                                                       ----------     ----------     ----------        ----------     ----------
    Fixed Charges and Preferred Dividends              $   75,017     $   89,737     $   87,770        $   61,939     $   62,249
                                                       ----------     ----------     ----------        ----------     ----------

RATIO OF EARNINGS TO FIXED
   CHARGES (1)                                               1.76           1.63           1.23              1.97           1.28
                                                       ----------     ----------     ----------        ----------     ----------
RATIO OF EARNINGS TO FIXED CHARGES AND
   PREFERRED DIVIDENDS (1)                                   1.27           1.22           0.94(3)           1.35           0.88(4)
                                                       ----------     ----------     ----------        ----------     ----------

                                               Three         Three
                                               Months        Months
                                               Ended         Ended              Year
                                              March 31,      June 30,         To Date
                                               2003           2003              2003
                                            ----------     ----------        ----------
EARNINGS, AS DEFINED

Net Income before Preferred Dividends (1)   $   10,654     $   10,205        $   20,859
Net Gain on Sales of Real Estate Assets         (4,450)       (11,154)          (15,604)
Minority Interest                                  613            588             1,201
Interest Expense (2)                             9,783          9,687            19,470
                                            ----------     ----------        ----------

                                            $   16,600     $    9,326        $   25,926
                                            ----------     ----------        ----------

FIXED CHARGES AND PREFERRED DIVIDENDS,
   AS DEFINED

Interest Expense (2)                        $    9,783     $    9,687        $   19,470
Capitalized Interest                             1,084            973             2,057
                                            ----------     ----------        ----------
    Fixed Charges                               10,867         10,660            21,527
Preferred Dividends                              4,891          4,889             9,780
                                            ----------     ----------        ----------
   Fixed Charges and Preferred Dividends    $   15,758     $   15,549        $   31,307
                                            ----------     ----------        ----------

RATIO OF EARNINGS TO FIXED
   CHARGES (1)                                    1.53           0.87(5)           1.20
                                            ----------     ----------        ----------
RATIO OF EARNINGS TO FIXED CHARGES AND
   PREFERRED DIVIDENDS (1)                        1.05           0.60(5)           0.83(6)
                                            ----------     ----------        ----------

(1)  Includes depreciation and amortization expense as a deduction.

(2)  Includes interest expense from discontinued operations.

(3) For the year ended December 31, 2000, earnings were insufficient to cover fixed charges and preferred dividends by $5,429.

(4) For the year ended December 31, 2002, earnings were insufficient to cover fixed charges and preferred dividends by $7,426.

(5) For the three months ended June 30, 2003, earnings were insufficient to cover fixed charges and fixed charges and preferred dividends by $1,334 and $6,223, respectively.

(6) For the six months ended June 30, 2003, earnings were insufficient to cover fixed charges and preferred dividends by $5,381.

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